UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation will hold its Annual Meeting of Shareholders on Thursday, May 16, 2013, at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the five nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Cast an advisory vote to approve our executive compensation program;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

4.	Transact such other business as may properly come before the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on March 18, 2013, are entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 22, 2013

The Proxy Statement and the 2012 Annual Report to Shareholders

are also available at progressiveproxy.com.

The Progressive Corporation

Proxy Statement

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.

The Annual Meeting will take place on Thursday, May 16, 2013, at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2012 Annual Report to Shareholders are being mailed to shareholders beginning on or about March 29, 2013.

All properly executed written proxies, and all proxies that are properly completed and submitted over the Internet or by telephone, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting.

Only shareholders of record of The Progressive Corporation at the close of business on March 18, 2013, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by such shareholder. On the record date, we had 603,218,155 common shares outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. This year’s meeting will be held on Thursday, May 16, 2013. At the meeting, shareholders will be asked to vote on several items of business. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card, the person named as your proxy on the card is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR each of the other proposals. However, you control your vote, and the voting instructions that you provide will be followed.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting of Shareholders. Also, once the business of the Annual Meeting is concluded, management will be available to respond to appropriate questions from shareholders.

What is a proxy statement?

This document (excluding the 2012 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Holders of our common shares at the close of business on March 18, 2013, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. As of the record date, there were 603,218,155 shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold Progressive shares directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker is the one that votes those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of its customers who hold Progressive shares and then submits those votes to us.

Under New York Stock Exchange (NYSE) rules, your broker will NOT be able to vote your shares with respect to the election of directors or the vote on our executive compensation program UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to complete and return your voting instruction form and exercise your right to vote.

What methods can I use to vote?

By Mail.    All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive a voting form and instructions from your bank or broker.

By Telephone or Internet.    All shareholders of record also can vote by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Telephone and Internet voting for street-name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction form.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan holders are not eligible to vote in person at the Annual Meeting.

401(k) Plan Holders.    If you hold shares in our 401(k) plan, you will receive separate information on how to provide instructions to vote the shares held on your behalf under the plan. If your voting instructions are received on a timely basis, your 401(k) plan shares will be voted according to the instructions received. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow sufficient time for voting, your voting instructions must be received by 11:59 p.m. eastern time, on Monday, May 13, 2013.

Whether or not you plan to attend the Annual Meeting, the Board of Directors strongly encourages you to vote your shares by proxy prior to the meeting. Your vote is important. Please follow the voting instructions carefully to make sure that your shares are voted appropriately. You can save us the expense of a second mailing of the proxy materials if you vote your shares promptly.

If I submit a proxy, may I later change or revoke it?

If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.

If you hold shares in our 401(k) plan, you can change your voting instructions at any time prior to the deadline set forth in the prior question; voting for 401(k) plan shares in person at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by or under the direction of the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

You have the right to vote “FOR” or “AGAINST” each director nominee and each other proposal, or to “ABSTAIN” from voting. The following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the five nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2

3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013	FOR	Majority of votes cast	Yes	See note 2

[1]	See the question below entitled “What are discretionary broker voting and broker non-votes?” for additional explanation.

[2]	Abstentions and unvoted shares (including broker non-votes) will not be taken into account.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”

For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each bank or broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 3) is expected to be considered routine by the NYSE.

For non-routine matters, the NYSE prohibits banks and brokers from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors and the advisory vote on our executive compensation program are expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

The NYSE will make final determinations about our proposals and will inform the banks and brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your bank or broker with your voting instructions.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K, and the Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting, Proxy Statement, and 2012 Annual Report to Shareholders are available on a dedicated website at progressiveproxy.com. Our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by email to investor_relations@progressive.com, by calling (440) 395-2222, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

If you hold your shares in street name, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ITEM 1: ELECTION OF DIRECTORS

Five of our directors have been nominated for election this year. Information about the structure of our Board of Directors, the process for selecting nominees for director positions, and our individual directors follows.

Board Structure, Nominees for Director, Voting Requirements, etc.    Our Code of Regulations establishes the number of directors at no fewer than five and no more than 11. The number of directors has been fixed at 11, and there are currently 11 directors on the Board, with no vacancies.

At our Annual Meeting in 2012, shareholders approved a change requiring the annual election of directors starting this year. Accordingly, the five nominees for director named below, if elected by shareholders, each will serve a term of one year. Our other current directors were elected by shareholders in 2011 and 2012 for multi-year terms. Each of those existing terms will continue after the Annual Meeting and will expire either in 2014 or 2015, and each nominee for election (or re-election) at that time will then be subject to election for a one-year term to the board. As a result of this process, in 2015, the full board will be elected for annual one-year terms.

At the Annual Meeting, the shares represented by the proxies obtained in response to this Proxy Statement, unless otherwise specified, will be voted for the election as directors of the five nominees named below, each to serve for a one-year term, and until their respective successors are duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board:

•	Lawton W. Fitt,

•	Jeffrey D. Kelly,

•	Peter B. Lewis,

•	Patrick H. Nettles, Ph.D., and

•	Glenn M. Renwick.

No shareholder nominations for the election of directors were received within the time period specified by Section 13 of Article II of our Code of Regulations, and no shareholder candidates were proposed pursuant to our “Shareholder-Proposed Candidate Procedures” (discussed below). Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the five nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the five nominees named above as possible.

A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected.

Each of the five nominees for director is currently a director of the company. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures approved by the Board and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10 days.

Selection of Nominees for Director.    The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter – integrity, judgment, commitment, preparation, participation, and contribution – and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.

The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity. The Board seeks to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, and age. It is the Board’s policy to include among its members individuals of both genders, and from different racial and ethnic groups, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof. Currently, Progressive’s Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, healthcare, communications, retailing, and manufacturing, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. Our directors also have a wealth of experience serving on an array of public, private, and non-profit boards.

Director Information.    The following information is provided for each person nominated for election as a director, and for those directors whose terms will continue after the Annual Meeting, and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years.

Nominees for Election at the Annual Meeting

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Lawton W. Fitt (59) Director since: 2009 Term expires: 2013 (2014 if re-elected)

Corporate Director

Ms. Fitt was chosen to serve on the Board because she has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: Ciena Corporation, The Carlyle Group, and Thomson Reuters Corporation Former: Frontier Communications Corporation and Overture Acquisition Corporation
Jeffrey D. Kelly (59) Director since: 2012 Prior service: 2000-2009 Term expires: 2013 (2014 if re-elected)

Executive Vice President and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) since July 2009; Vice Chairman and Chief Financial Officer, National City Corporation, Cleveland, Ohio (commercial banking) until August 2008

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and now at a large reinsurer. Mr. Kelly was highly regarded by Board members during his prior tenure with the Board and its committees, and this experience gives him valuable insight into our insurance and investment operations. Due to his current role as CFO at RenaissanceRe, Mr. Kelly also brings to the Board a different perspective about our industry.

Current: None Former: National City Corporation
Peter B. Lewis (79) Director since: 1965 Term expires: 2013 (2014 if re-elected)

Non-Executive Chairman of the Board, The Progressive Corporation, Mayfield Village, Ohio (auto insurance)

A founder of The Progressive Corporation, Chief Executive Officer of the company from 1965 to 2000, and a large shareholder, Mr. Lewis effectively leads the Board. His commitment to the company’s values, knowledge of its history, and understanding of auto insurance are exceedingly valuable to the Board.

Current: None Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Patrick H. Nettles, Ph.D. (69) Director since: 2004 Term expires: 2013 (2014 if re-elected)

Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer and serving as a director of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, give him a unique perspective that, along with his significant operational experience as the Chief Executive Officer of Ciena, enable him to make significant contributions to the Board. In addition, his experience working in roles with financial responsibility enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other large companies also factored into the decision to select him to serve on our Board of Directors.

Current: Axcelis Technologies, Inc. and Ciena Corporation Former: None
Glenn M. Renwick (57) Director since: 1999 Term expires: 2013 (2014 if re-elected)

President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio (auto insurance); officer and director of various other subsidiaries and an affiliate of Progressive

Mr. Renwick has over 25 years of experience working in significant management positions at Progressive. He has served as the Chief Executive Officer of the company since 2001, and he continues to do so today. Mr. Renwick has served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company’s marketing organization, and business technology leader. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as a director of other corporate boards.

Current: Fiserv, Inc. and UnitedHealth Group Incorporated Former: None

The Board of Directors recommends that shareholders vote FOR the election of each nominee.

Directors Whose Terms will Continue after the Annual Meeting

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Stuart B. Burgdoerfer (49) Director since: 2009 Term expires: 2014

Executive Vice President and Chief Financial Officer, Limited Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of Limited Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of the Audit Committee as an Audit Committee Financial Expert.

Current: None Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Charles A. Davis (64) Director since: 1996 Term expires: 2014

Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and service as Chief Executive Officer of Stone Point Capital LLC. The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current: AXIS Capital Holdings Limited and The Hershey Company Former: Media General, Inc. and Merchants Bancshares Inc.
Heidi G. Miller, Ph.D. (59) Director since: 2011 Term expires: 2014

Retired President of International, JPMorgan Chase & Co., New York, New York (financial services) since January 2012; President of International, JPMorgan Chase & Co. from June 2010 through January 2012; Chief Executive Officer of J.P. Morgan Treasury & Securities Services, New York, New York (financial services) prior to June 2010

Dr. Miller was elected to the Board in June 2011 as a result of her deep financial, executive management, and international business experience acquired during her career in the financial services and other industries. Most recently, as JPMorgan’s President of International, she led the firm’s global expansion efforts and spearheaded the development of its international business strategy. She also jointly led J.P. Morgan Global Corporate Bank and had previously served as the chief financial officer at three major financial institutions. She has been appointed as a member of our Audit Committee and has been named by the Board as an Audit Committee Financial Expert.

Current: General Mills, Inc. Former: None
Roger N. Farah (60) Director since: 2008 Term expires: 2015

President, Chief Operating Officer, and Director, Ralph Lauren Corporation, New York, New York (lifestyle products)

Mr. Farah was chosen to serve as a director principally due to his experience serving as President, Chief Operating Officer, and director at Ralph Lauren Corporation. The executive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.

Current: Aetna, Inc. and Ralph Lauren Corporation Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Stephen R. Hardis (77) Director since: 1988 Term expires: 2015

Retired Chairman and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing); Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to May 2011

Mr. Hardis was chosen to serve as a director of the company primarily because of his leadership experience at Eaton Corporation, where he served as both Chief Executive Officer and Chief Financial Officer, and because of his extensive experience managing, or serving as a director for, various other large companies in a variety of industries. These experiences allowed him to develop the skills and insights necessary to add significant value to the Board. Mr. Hardis has also served as a director of the company since 1988, which makes him an especially valuable resource to the Board.

Current: Axcelis Technologies, Inc. and Lexmark International, Inc. Former: American Greetings Corporation, Marsh & McLennan Companies, Inc., and Nordson Corporation
Bradley T. Sheares, Ph.D. (56) Director since: 2003 Term expires: 2015

Corporate Director; Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products)

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals, Inc. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, due in part to his having earned a Ph.D. in biochemistry and his background in the sciences. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.

Current: Covance Inc., Henry Schein, Inc., and Honeywell International, Inc. Former: IMS Health Incorporated

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Determinations

We are required to have a majority of independent directors under the New York Stock Exchange (NYSE) Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in February 2013, the Board considered the independence of each of the Board members, taking into account the relevant facts and circumstances of each director’s relationships (if any) with the company and its subsidiaries described below under “Certain Relationships and Related Transactions.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Glenn M. Renwick. Mr.  Renwick is not independent due to his current position as our President and Chief Executive Officer.

Board Structure and Risk Oversight

The Chairman of the Board of Directors position is held by Peter B. Lewis, and the Chief Executive Officer position is held by Mr. Renwick, who also serves as a director of the company. The Board has determined that Mr. Lewis should lead the Board of Directors as Chairman because he served as the Chief Executive Officer of the company for 37 years, has served on the Board of Directors for 48 years, and is one of our largest shareholders. Given his wealth of insurance industry and executive management experience, his extensive knowledge of the history and operations of the company, and his own history of innovation and independent thinking, Mr. Lewis is the logical choice to lead the Board. Mr. Renwick has been our CEO since 2001, when Mr. Lewis retired from that role. In the Board’s view, the division of responsibility between Mr. Lewis, as Chairman, and Mr. Renwick, as CEO, has worked well for Progressive and its shareholders for over 10 years because of their extensive auto insurance operating experiences and their effective working relationship.

The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including representatives of the Risk Management Department, Compliance & Ethics Group, Law Department, Control & Analysis (internal audit), external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and manage or avoid such exposures. Our Management Risk Committee (MRC), which is comprised of members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.

The Board also assigns some risk oversight responsibilities to the Investment and Capital and Compensation Committees. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. These committees also regularly report to the full Board.

The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively since, as a result, the full Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees, while the Committees provide a more in depth focus on overseeing management with respect to the full range of risks confronting the company. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Meetings of the Board of Directors and Attendance

The Board of Directors held six meetings during 2012.

Ten of the current directors were on the Board throughout 2012. A new director, Jeffrey D. Kelly, was elected in October 2012. All current directors attended at least 75% of their scheduled Board and Committee meetings.

Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Progressive’s 2012 Annual Meeting was attended by all of the then current directors. A full copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

Meetings of the Non-Management and Independent Directors

Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Each such meeting also constitutes a meeting of our independent directors. Mr. Lewis, our non-executive Chairman of the Board, presides at these meetings. In the event that Mr. Lewis is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2012, the non-management directors met in executive session six times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	C
Roger N. Farah			✓
Lawton W. Fitt				✓	✓
Stephen R. Hardis	✓			C	✓
Jeffrey D. Kelly			✓
Peter B. Lewis	C			✓
Heidi G. Miller, Ph.D.		✓*
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	✓
Bradley T. Sheares, Ph.D.			C

✓ Member of the Committee

C Chairman of the Committee

* Audit Committee Financial Expert

Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2012, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2012, the Audit Committee met in person five times and participated in five conference calls to review our financial and operating results.

Audit Committee Financial Experts The Board of Directors has determined that each of Patrick H. Nettles, Ph.D., Stuart B. Burgdoerfer, and Heidi G. Miller, Ph.D., is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the former Chief Executive Officer of Ciena Corporation and the current Executive Chairman of its Board, and has been a member of our Audit Committee since 2005. Dr. Miller was President of International at JPMorgan through January 2012, was formerly the CEO of J.P. Morgan Treasury & Securities Services and had previously served as the chief financial officer at three major financial institutions. Dr. Miller is also a trustee of the IFRS Foundation, which is responsible for the governance and oversight of the International Accounting Standards Board. Mr. Burgdoerfer is the Chief Financial Officer of Limited Brands, Inc. and was formerly the Senior Vice President of Finance of The Home Depot, Inc. The Board has determined that through appropriate education and experience, Drs. Nettles and Miller and Mr. Burgdoerfer each has demonstrated that they possess the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•

Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Compensation Committee. The Compensation Committee, which is composed entirely of independent directors, makes all final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash bonus) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of the Compensation and Law Departments, and other Progressive personnel. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2012, the Compensation Committee met five times in person and two times by phone, and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

Compensation Consultants The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2012, the Committee directly retained Semler Brossy Consulting Group, LLC, to review certain features of our current equity incentive plan. In addition, during 2012, management retained the services of Pearl Meyer & Partners, which provided comparative compensation information and analyses for our executive officers and directors, among other assignments.

In early 2013, the Committee reviewed the independence of the consultants and reviewed these relationships for potential conflicts of interest. In 2012, neither Semler Brossy nor Pearl Meyer provided us or the Committee with any services other than their consulting on executive and director compensation matters. In addition, based on information provided by the consultants, the company, and our executives and directors, the Committee found no other facts or circumstances that raised any concerns regarding these relationships. Accordingly, the Committee determined that each of the consultants was independent from Progressive and that no conflict of interest concerns had been raised.

Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence, performance, and compensation of the company’s internal and external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee, which is composed entirely of independent directors, does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2012, the Investment and Capital Committee met six times in person.

Nominating and Governance Committee. The Nominating and Governance Committee, which is composed entirely of independent directors, considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee regularly reviews the qualifications of potential candidates for the Board.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. During 2012, the Nominating and Governance Committee met five times in person and one time by phone.

Shareholder-Proposed Candidate Procedures Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted procedures for shareholders to propose candidates for positions on our Board.

Any shareholder desiring to propose a candidate for election to the Board under these procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the shareholder-proposed candidate procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may limit a shareholder and its affiliates to one proposed candidate in any calendar year.

Shareholders may propose candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders, the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed on page 6. Other candidates may be suggested by our Board members, executive officers, or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years). Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.

The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves, or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate, and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

Our shareholder-proposed candidate procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: peter_lewis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: chuck_jarrett@progressive.com.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.

Certain Relationships and Related Transactions

Transactions between The Progressive Corporation or its subsidiaries and any director or executive officer, certain of his or her relatives, or any entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer, must be disclosed to and, if required, approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions on an annual basis and as they are identified.

In addition, to the extent that such relationships or transactions exceed $120,000 per year, the Board of Directors takes them into account in determining whether the director in question is independent under applicable rules and regulations. The following discussion sets forth those relationships and transactions considered by the Board in February 2013 when determining the independence of the applicable directors. Each of these relationships and transactions was approved by the Board.

•

Lawton W. Fitt, our director, is also a director of Thomson Reuters Corporation (“Thomson”). Progressive purchases tax compliance and other software products, property tax services, periodicals, and research products from subsidiaries of Thomson. In 2012, we paid $1,134,509 for such products and services at customary rates for the products purchased or services rendered. Ms. Fitt is also a director of The Carlyle Group. Progressive paid $12,994,099 to The Hertz Corporation, a portfolio company of The Carlyle Group, for rental cars in connection with the payment of claims and employee business related travel, in each case at rates that are customary.

•

A company owned by Peter B. Lewis, Chairman of the Board, subleases space at an airplane hangar leased by one of our subsidiaries, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has an expiration date of September 30, 2016, although Mr. Lewis’s company has the right to terminate the sublease on September 30th of each year by providing the appropriate written notice and paying a required termination fee. If the sublease has not been terminated, Mr. Lewis’s company has options to extend the sublease for two additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.) and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses Progressive for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by us under our lease for the hangar. During 2012, Mr. Lewis’s company paid our subsidiary a total of $382,106 for fuel and $110,916 for rent and other occupancy expenses in accordance with the terms of the sublease.

•

Glenn M. Renwick, President, Chief Executive Officer, and a director of Progressive, is also a director of Fiserv, Inc. (“Fiserv”). We paid $132,341 to Fiserv, or its subsidiaries, for check-clearing services during 2012. These charges represent the customary rates for the products purchased.

•

Charles A. Davis, our director, is also a director of AXIS Capital Holdings Limited (“AXIS”). Prior to July 31, 2009, AXIS reinsured part of our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. This business is currently in run-off and no new polices are being reinsured under the arrangement. During 2012, we ceded $2,905 in premiums to AXIS and collected $4,552,334 on paid losses related to this coverage. At December 31, 2012, we had $1,829,589 of reinsurance recoverables under this arrangement.

•

Roger N. Farah, our director, is also a director of Aetna, Inc. (“Aetna”). Aetna is the principal administrator of the health and welfare plans that we provide to our employees. In 2012, we paid $13,674,843 to Aetna for its plan administration services, and for related products and services, in each case at rates that are customary.

•

Heidi G. Miller, Ph.D., our director, was an executive officer of JPMorgan Chase (“JPM”) until she retired in February 2012. In 2012, we paid subsidiaries of JPM fees of $992,348 for commercial banking services and $1,404,024, net of an incentive payment upon initiation of the arrangement, in connection with corporate credit cards, in each case at customary rates. In addition, our internal investment managers engaged in securities transactions (typically, purchases and sales of fixed-income securities) with JPM subsidiaries in 2012 in the aggregate amount of $880 million.

John W. Domeck, the brother of Brian C. Domeck, our CFO, works as an attorney in our Law Department. In determining the dollar value of this relationship for 2012, we used the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable, salary paid in 2012, Gainsharing and other cash bonuses earned in 2012, grant date fair value of restricted stock unit awards, company-matching contributions to our 401(k) plan, and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees. The dollar value of the employment relationship for 2012 was less than $191,000. We believe that this level of compensation is appropriate in view of the individual’s position, responsibilities, and experience and is consistent with our companywide compensation structure.

Compensation Committee Interlocks and Insider Participation

Bradley T. Sheares, Ph.D., Roger N. Farah, Jeffrey D. Kelly, and Norman S. Matthews (a former director) served as members of Progressive’s Compensation Committee during 2012. There are no Compensation Committee interlocks.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of January 31, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	50,531,368	[2]	8.4%

Peter B. Lewis 6300 Wilson Mills Road Mayfield Village, Ohio 44143	43,594,677	[3]	7.2%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	36,669,158	[4]	6.1%

[1]

Except as otherwise indicated, the persons listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]

The common shares are owned by Davis Selected Advisers, L.P.’s investment advisory clients as of December 31, 2012 and none are owned directly or indirectly by Davis Selected Advisers, L.P., which states that its filing of the Schedule 13G should not be construed as an admission that it is the beneficial owner of any of the common shares. Davis Selected Advisers has sole voting power over 47,385,460 shares, no voting power with respect to 3,145,908 shares, sole dispositive power over 50,531,368 shares and no shared voting or dispositive power over any shares. Charles A. Davis, our director, has no affiliation with Davis Selected Advisors, L.P.

[3]

Includes the following: 232,442 shares held for Mr. Lewis by a trustee under our 401(k) plan; 12,167 restricted common shares granted to Mr. Lewis in his capacity as Chairman of the Board; 366,504 common shares held by a charitable fund that Mr. Lewis controls, but as to which he has no pecuniary interest; and 3,142,310 common shares held in four grantor-retained annuity trusts as to which Mr. Lewis is the sole trustee and annuitant.

[4]	BlackRock, Inc., a global investment manager, filed a Schedule 13G on behalf of itself and certain of its subsidiaries reporting share numbers as of December 31, 2012.

Security Ownership of Management

The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2013, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified on page 38) and all directors and executive officers, as a group. In addition, to provide a more complete picture of the financial interests of certain individuals in Progressive shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2013.

Name	Common Shares Subject to Restricted Stock Awards[1]	Beneficially Owned Common Share Equivalent Units[2]	Other Common Shares Beneficially Owned[3]	Total Common Shares Beneficially Owned		Percent of Class[4]	Units Equivalent to Common Shares[5]	Total Interest in Common Shares and Unit Equivalents
Stuart B. Burgdoerfer	9,359	—	21,829	31,188		*	—	31,188
William M. Cody	81,976	73,166	97,305	252,447		*	71,395	323,842
Charles A. Davis	9,827	13,817	260,416	284,060		*	9,317	293,377
Brian C. Domeck	56,007	—	94,710	150,717		*	62,282	212,999
Roger N. Farah	8,891	38,723	7,500	55,114		*	—	55,114
Lawton W. Fitt	9,593	18,339	9,389	37,321		*	—	37,321
Susan Patricia Griffith	77,752	—	148,640	226,392		*	60,428	286,820
Stephen R. Hardis	10,061	22,241	246,574	278,876		*	195,534	474,410
Jeffrey D. Kelly	4,280	—	40,000	44,280		*	—	44,280
Peter B. Lewis	12,167	—	43,582,510	43,594,677	[6]	7.2%	—	43,594,677
Heidi G. Miller, Ph.D.	9,359	—	8,187	17,546		*	—	17,546
Patrick H. Nettles, Ph.D.	10,061	64,834	—	74,895		*	—	74,895
Glenn M. Renwick	827,482	843,155	1,675,625	3,346,262		*	1,520,237	4,866,499
John P. Sauerland	56,787	—	172,740	229,527		*	60,428	289,955
Bradley T. Sheares, Ph.D.	9,359	29,573	—	38,932		*	39,223	78,155
All 22 Executive Officers and Directors as a Group	1,438,352	1,213,581	46,774,681	49,426,614		8.2%	2,463,420	51,890,034

*	Less than 1% of Progressive’s outstanding common shares.

[1]

Represents common shares held pursuant to unvested restricted stock awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]

These units have been credited to the individual’s account under our 2003 Equity Incentive Plan or certain of our deferred compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted stock awards. Distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares at the expiration of the deferral period under the plan. The plan provides that, upon the termination of a director’s service as a director, certain shares will be distributed promptly to the director. As to the number of shares that will be so distributed, the director is considered to have investment power (although not voting power) over those shares, and those shares are deemed “beneficially owned.” See page 54 for a description of the Directors Restricted Stock Deferral Plan.

•

For executive officers, the number represents units, if any: that have been credited to the participant’s account under our 2003 Equity Incentive Plan and are scheduled to vest within 60 days of January 31, 2013; or that have been credited to the participant’s account under The Progressive Corporation Executive Deferred Compensation Plan, as amended and restated (the “EDCP”), upon the deferral of cash bonus awards and restricted stock awards granted prior to March 2005. As to the EDCP units, the participant has sole investment power but no voting power, due to his or her ability to instruct the plan trustee to liquidate his or her deemed investment in Progressive stock and re-allocate those amounts to other deemed investments that are available under the plan. See a description of the EDCP beginning on page 46.

[3]

Includes, among other shares, common shares held for executive officers and, in certain cases, their spouses who are former employees, under our 401(k) Plan. Unless otherwise indicated below, beneficial ownership of the common shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

[4]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[5]

The units disclosed are in addition to common shares beneficially owned and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans, as discussed below, as to which the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited under The Progressive Corporation Directors Deferral Plan, as amended and restated (“Directors Deferral Plan”), described in more detail on page 54, and amounts credited under the Directors Restricted Stock Deferral Plan that are not distributed promptly upon the director’s termination of service.

•

For executive officers, the number includes units that have been credited to the executive officer under the EDCP that are not included in “Beneficially Owned Common Share Equivalent Units,” and unvested time-based restricted stock unit awards, including reinvested dividend equivalents. For additional information on our restricted stock unit awards, see the “Outstanding Equity Awards” table beginning on page 44.

[6]	See Footnote 3 on page 17.

Section 16(a) Beneficial Ownership Reporting Compliance

On February 13, 2012, M. Jeffrey Charney, one of our executive officers, reported the February 3, 2012 sale of shares on Form 4. The sale should have been reported on a Form 4 by February 7, 2012. Due to an administrative error on the part of the company, this sale was not reported on a timely basis.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees Progressive’s financial reporting process on behalf of the Board. Progressive’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management Progressive’s audited consolidated financial statements for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

PricewaterhouseCoopers LLP (“PwC”), Progressive’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America. The Committee has discussed with PwC their judgment as to the quality, not just the acceptability, of Progressive’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PwC their independence.

The Committee discussed with Progressive’s internal auditors and PwC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, evaluations of Progressive’s internal controls and the overall quality of Progressive’s financial reporting. During 2012, the Committee held five meetings and participated in five conference calls to review Progressive’s financial and operating results and conduct other business. Also, during 2012, the Committee reassessed the adequacy of the Audit Committee Charter, recommended certain minor modifications to the Charter and approved the Charter, as so modified, and recommended that the Charter be submitted for approval to the full Board of Directors. The Board approved the Charter, as so modified, on December 7, 2012, and it became effective as of January 1, 2013. A copy of the Charter, as so approved, is available on our website at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2013. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2013 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman

Stuart B. Burgdoerfer

Heidi G. Miller, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

HIGHLIGHTS FOR 2012

The awards made in 2012 to our Chief Executive Officer and the other “named executive officers” (identified in the Summary Compensation Table on page 38) continued to be weighted heavily towards annual cash bonuses and longer-term equity awards. We believe that these awards continue to support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we will provide a brief summary of our 2012 pay decisions, as well as information concerning our performance results and pay outcomes for the year.

2012 Pay Decisions

For Glenn M. Renwick, our CEO, performance-based awards accounted for well over 90% of his potential maximum compensation for 2012. The Compensation Committee awarded him a below market salary of $750,000. In addition, he had the opportunity to earn an annual cash bonus under our Gainsharing program based on a target value of 150% of salary, so that his bonus could range from 0% to 300% of his salary (from $0 to $2.25 million), depending on the levels of growth and profitability achieved by our core insurance businesses. The size of both his salary and annual bonus opportunity have remained unchanged since 2002.

The Committee again awarded Mr. Renwick an annual equity award comprised of all performance-based restricted stock units. The target value of Mr. Renwick’s equity grant was maintained at ten times his salary, or $7,500,000, the same target amount he has received since 2004. The number of units that actually vest can vary between 0% and 200% of his original award, depending on the relative performance over a three-year period (2012 through 2014) of our core insurance operations (as to 85% of his award) and of our fixed-income investment portfolio (as to the remaining 15%). The ultimate value to him also will depend on the price of our stock at the time of vesting.

For the other named executive officers, the Committee approved salary increases of between 1.1% and 3.4% from the prior year, while annual cash bonus opportunities remained unchanged from between 0% to 250% of salary for each of the executives. As in past years, equity grants to these executives were divided between time-based and performance-based awards. Three of the four executives received increases in the target values of their performance-based awards of about 11% to 13% compared to the prior year; otherwise, the equity awards had the same target values as the executives received in 2011. As a result of the Committee’s actions, performance-based awards to these executives accounted for approximately 71% to 76% of their potential maximum compensation for the year.

Annual Financial Results and Shareholder Return

Some of our key performance outcomes for 2012 include:

•	Net premiums written in the amount of $16.4 billion and net premiums earned in the amount of $16.0 billion, representing increases of 8% and 7%, respectively, compared to 2011;

•	Our insurance policies in force grew by 460,000 policies, an increase of 4% over the prior year;

•	An overall combined ratio of 95.6, or a 4.4% pretax profit on our insurance operations, satisfying our 4% underwriting profitability goal;

•	Returns on average shareholders’ equity of 14.5%, based on net income, and 17.4%, based on comprehensive income; and

•	Net income of $902.3 million, or $1.48 per share.

Although we increased insurance revenues significantly and policies in force to a lesser extent during the year, net income declined 11% compared to the prior year, or 7% on a per share basis, reflecting rising claims costs, unfavorable prior accident year development (compared to favorable development in 2011), and the impact of catastrophes, including Superstorm Sandy, as well as lower recurring investment income during the year in a challenging fixed-income investment climate.

Total shareholder return (TSR) for the year was 15.4%, just under the comparable return for the S&P 500 Index, which was up about 15.9% for the year (both including reinvestment of dividends).

2012 Compensation Outcomes Through Year End

For 2012, our Gainsharing program generated a performance factor of 1.12 (on a 0 to 2.0 scale), meaning that our named executive officers, and almost all of our other employees, earned annual cash bonuses valued at 12% greater than their Gainsharing target amounts, or 56% of their potential maximum amounts. This Gainsharing factor was appropriate, we believe, in view of the performance results that are outlined above.

For our CEO, his total compensation as shown on the Summary Compensation Table increased about 0.4% compared to the prior year, due mainly to a small increase in his Gainsharing payment, as compared to 2011. For the other named executive officers, their changes in total compensation varied from 5.8% to 8.3% from the prior year, generally reflecting, to varying degrees, higher salaries, equity award values, and annual cash bonuses for the year.

Annual equity awards were made in March 2012 at a grant date fair value of $22.92 per share. Our December 31, 2012 stock price was $21.10 per share. Even taking into account the $1.00 per share dividend that we paid in November, the value of executives’ 2012 equity awards decreased by about 3.7% at year end, in contrast to the positive return of about 15.4% for shareholders who held during the entire year. Of course, the ultimate value of the equity awards will not be known for several years, when the final value of 2012 equity awards are determined, based on the number of shares that actually vest and the value of our stock at that time.

Other Available Benefits

We make other benefits available to executives on the same terms as those offered to other employees, including a 401(k) plan with matching company contributions and health, welfare, and disability benefits. In addition, we offer our executives the opportunity to defer compensation that has been earned and otherwise would be paid out (without any further contribution or guaranteed investment returns from us), a potential severance payment that is capped at three times the executive’s annual base salary only, and very limited perquisites. We do not offer our executives a pension plan or supplemental retirement benefits. Finally, we do not make tax gross-up payments, with minor exceptions that are applicable to all employees.

2012 Say-on-Pay Vote

At our 2012 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say on pay” vote. In that vote, shareholders approved our executive compensation program, with over 99% of the voted shares supporting our program. During 2012, the Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions should be taken as a result of the say-on-pay vote.

OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

Our executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash bonus opportunities and longer-term equity awards. Details about the various elements of our compensation program and 2012 awards to our named executive officers are discussed in the following sections.

ELEMENTS OF COMPENSATION – ANNUAL DECISIONS AND AWARDS

Salaries

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the experience of an executive in his or her current position, the executive’s future potential, and our business needs and culture. For 2012, salaries for our named executive officers were as follows:

Name	2012 Salary[1]	Percent Change From Prior Year
Glenn M. Renwick	$750,000	—
Brian C. Domeck	$460,000	3.4%
Susan Patricia Griffith	$440,000	1.1%
John P. Sauerland	$440,000	1.1%
William M. Cody	$400,000	2.6%

[1] Salary changes are typically implemented in February of each year, so the annual number listed in the table may vary from the salary amounts shown on the Summary Compensation Table.

These salary changes were largely in line with increases received by our employee population as a whole. Even after taking into account these increases, the 2012 base salary for Mr. Renwick and three of the other named executives was well below the median for similar executives at comparable companies, while the salary for one of the executives exceeded the median, based on the comparison data reviewed by the Compensation Committee in early 2012 (see “Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).

Annual Cash Bonuses

Gainsharing. Gainsharing is designed to reward our executives based on the annual operating performance of our insurance businesses as compared with objective growth and profitability criteria approved by the Committee at the beginning of the year. Gainsharing does not take into account the performance results of our investment portfolio. The purpose of the cash bonus program is to motivate executives to achieve and surpass current operating performance goals in our insurance businesses, which we believe will benefit shareholders over time.

Bonuses for named executive officers are determined using the same performance criteria for the Gainsharing bonuses that may be earned by all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary (which includes salary payments, holiday and vacation time, and sick time, among other items) is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The performance factor can range from 0.0 to 2.0 each year, and cash bonuses, therefore, can vary between zero and two times the target bonus amount, depending on our actual performance results for the year.

The objective performance goals applicable to the Gainsharing program are established by the Committee each year in the first quarter and are not thereafter modified. The performance factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our monthly earnings releases. The Gainsharing performance factor is also used to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders. For 2012, our variable dividend policy generated a dividend of $.2845 per share, which was paid to shareholders in February 2013.

Historical Gainsharing Experience. Performance factors for the core business for the most recent three years were as follows:

Year	Performance Factor (0.0 to 2.0 Scale)
2012	1.12
2011	1.10
2010	1.50

As to prior years, outstanding growth and profitability results in 2003 and 2004 were rewarded by a core business performance factor of 2.0, the highest possible bonus under our Gainsharing plan. A significant down year in our insurance operations in 2000, however, resulted in a performance factor of 0.0 for our core business, and no annual cash bonus for most executive officers and employees. In other years, the performance factor has varied from .71 to 1.815. Throughout the 19-year history of our companywide Gainsharing program (including 2012), the performance factor for the core business has averaged 1.27. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash bonus rewards to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.

2012 Gainsharing Bonuses. For 2012, each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business,” except as noted. The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	Target (% of Salary) 2012
Glenn M. Renwick	150%
Brian C. Domeck	125%
Susan Patricia Griffith	125%
John P. Sauerland	125%
William M. Cody	50%	[1]

1Mr. Cody also earned a separate bonus relating to investment performance, as described below.

For all of the executives, these values remained unchanged from 2011. All Gainsharing payments for the named executive officers are reported on the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”

The “core business” for 2012 was defined to include our Agency auto, Direct auto, special lines, and Commercial Auto business units. This focus on performance at the business unit level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 combined ratio or better. This strategic goal, which is applicable to all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) can enhance company performance and increase the Gainsharing score.

Under the Gainsharing program, we evaluated the performance of each business unit separately and determined a score for the business unit of between 0.0 and 2.0, based on one or more growth and profitability matrices that had been approved for each business unit by the Compensation Committee. On each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2012 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as a reasonably challenging goal when these goals were established in early 2012.

An aggregate Gainsharing performance factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all four business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set, however, in view of the very competitive nature of the insurance markets in which we operate and the overall economic outlook for the U.S. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

For 2012, we achieved an aggregate Gainsharing performance factor of 1.12 for our core business, out of a possible 2.0 score. The following table presents the overall 2012 growth and profitability data for the individual business units that comprised our core business, and for our insurance operations on a companywide basis. The growth figures in the table below were determined by the year-over-year change in policies in force, which is management’s preferred measure for evaluating growth. Profitability was measured by the GAAP combined ratio.

Business Unit	GAAP Combined Ratio[1]	Increase in Policies in Force
Agency	95.8	3%	[2]
Direct	95.4	4%	[2]
Special lines	—	4%
Commercial Auto	94.8	2%
Companywide insurance operations[3]	95.6	4%

[1]

Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Includes only auto policies in force.

[3]

Includes certain operations (principally, businesses that are currently in run off) that are excluded from the definition of “core business” under the plan and represent less than 1% of our premium volume.

Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the core business as a whole, as follows:

Business	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	1.21	45%	.55
Direct auto	1.07	37%	.40
Special lines	1.04	8%	.08
Commercial Auto	.91	10%	.09
Core business performance factor			1.12

As can be seen from this table, each of the business units contributed significantly to the final Gainsharing performance factor for 2012. The Agency auto, Direct auto and special lines units each exceeded a 1.0 score, while the Commercial Auto business finished just under 1.0. While the specific story varied for each business unit, these scores generally reflect modest policies-in-force growth, notwithstanding our increases in insurance rates in many markets during the year, and acceptable profitability levels in the face of increasing claims costs, unfavorable prior accident reserve development, and an active year of catastrophes, including Superstorm Sandy. Companywide performance was comparable: policies in force grew by about 4% and net premiums written and earned grew by 8% and 7%, respectively, at a profitable 95.6 combined ratio. Overall, we believe that the resulting 1.12 Gainsharing score was a reasonable outcome based on these performance figures for the year.

2012 Investment Related Bonus. In addition to bonuses earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer, and the other investment professionals who work in his group were eligible for a separate bonus under our 2012 Progressive Capital Management Bonus Plan (“PCM Bonus Plan”). Mr. Cody had a target bonus equal to 75% of his 2012 salary under this bonus plan; his bonus under this plan for 2012 could range from 0 to 2.0 times the target amount, or from 0% to 150% of his salary.

Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio for the current year and over the trailing three-year period, on a total return basis, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile

The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee has the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to “0”), or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to Mr. Cody and our other investment professionals accordingly.

For 2012, we achieved a total return in our fixed-income portfolio of 5.71%, which ranked us in the 75th percentile of the benchmark group of 173 comparable investment firms. For the three years ending on December 31, 2012, our fixed-income portfolio earned a cumulative return of 17.30%, ranking us in the 44th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 1.24 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2012 bonuses under the PCM Bonus Plan using a 1.24 factor as calculated. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the difficult fixed-income investment environment in 2012 and the overall results achieved by Mr. Cody’s group during the year. Mr. Cody’s bonus under the PCM Bonus Plan is reported on the Summary Compensation Table as part of “Non-Equity Incentive Plan Compensation.”

Equity Awards

Our executive compensation program provides longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one share of Progressive’s common stock for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. These awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares.

Time-Based Awards. In 2012, time-based restricted stock unit awards were granted to all named executive officers (other than Mr. Renwick) and approximately 684 other senior level employees, comprising approximately 3% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2015, 2016, and 2017, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement.

Performance-Based Awards – Insurance Results. In addition, each of the named executive officers and 37 other senior managers received performance-based restricted stock unit grants. Mr. Renwick received his entire equity award in the form of performance-based restricted stock units.

For these awards, the Committee approved a performance goal that is based on our growth over a three-year period as compared with the growth of the auto insurance industry as a whole, while maintaining a profitability target of a combined ratio of 96 or less over the most recent 12-month period when the vesting is determined. Specifically, the award will vest, if at all, only if the compounded annual growth rate of our direct premiums written for 2012 through 2014 exceeds the growth rate of the auto insurance market as a whole (excluding our results) over that same period. In each case, we will use A.M.

Best data to make these calculations. The award is made to each executive in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The ultimate payout (if any) is determined at the end of the three-year period, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three percentage points or more	200% of the target number of units will vest; this is the maximum possible award value

If our growth rate exceeds the market growth rate by more than two but less than three percentage points

Between 100% and 200% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.2 percentage points, then 60% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

In the event that the growth goal is achieved for the three-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2017, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. The Committee and management believe that this approach, with a potential upside for outperformance as compared with the market as a whole, provides appropriate focus on our full competitor set, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers.

Performance-Based Equity Awards – Investment Results. In 2012, the Committee also awarded performance-based restricted stock units to our CEO, CFO, and Chief Investment Officer with a performance goal relating to investment performance. These awards measure the performance of our fixed-income portfolio over a three-year period (2012 through 2014) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to these executives, but represented a portion of the total performance-based awards that otherwise would have been granted to them for the year. The Committee has implemented these new performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio.

2012 Awards. For 2012, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the five named executive officers was approximately $1.7 million in time-based awards and $10.5 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2011	2012	2011	2012
Glenn M. Renwick	0%	0%	1,000%	1,000%	[2]
Brian C. Domeck	100%	100%	175%	195%	[2]
Susan Patricia Griffith	100%	100%	160%	180%
John P. Sauerland	100%	100%	160%	180%
William M. Cody	100%	100%	120%	120%	[2]

[1]Under performance-based awards, between 0-200% of the number of units awarded can vest. See discussion above.

[2] For the following executives, investment-based awards (as described above) represented the indicated percentage of his total performance-
based award for the year: Mr. Renwick, 15%; Mr. Domeck, 10%; and Mr. Cody, 58%.

As mentioned, Mr. Renwick’s award was entirely performance-based in 2012. His equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and to the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating performance and stock price over the next several years. Increases in the target value for several of the other executives were designed to reward excellent performance and bring their potential compensation more in line with comparable executives at other companies, while strengthening the performance-based nature of their overall compensation packages.

Additional Comments Regarding 2012 Compensation Decisions

Chief Executive Officer. Mr. Renwick’s salary level has been maintained at $750,000 since February 2002, well below the 50th percentile of approximately $1.15 million for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since February 2002. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of equity-based awards that should be equally weighted between time-based and performance-based awards. The overall target value of his stock awards have thus remained at the same level since that time. The Committee recently has revised the structure of his equity awards such that he receives all performance-based equity, and depending on the level of our performance, his award can vest from 0% to 200% of the shares awarded. In this way, we have kept Mr. Renwick’s overall compensation at a competitive level, while maintaining a very high portion of his potential compensation at risk and dependent on our performance and our stock price, increasing his equity participation and aligning his interests with those of shareholders.

Based on the Board of Directors’ annual review of Mr. Renwick’s performance, the Compensation Committee determined that his performance as CEO clearly justified the continuation of the pay package for 2012, with the same target award levels as in prior years. The Committee determined that these awards would present appropriate incentives to drive our performance and maximize the extent to which his interests are aligned with the interests of shareholders. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

The result of these determinations for 2012 was that, despite his below median salary and target bonus, Mr. Renwick had the potential to earn total compensation that was ranked just under the 50th percentile of his comparison group if he were to receive a cash bonus based on a 1.0 Gainsharing factor and his performance-based restricted stock unit awards were to vest at their target amounts. His compensation could significantly exceed the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized – that is, if the cash bonus for 2012 were to be paid based on a 2.0 performance factor and all restricted stock unit awards ultimately vest, including the vesting of performance-based units at 200% of the target amount. The value of these awards to Mr. Renwick, and the eventual ranking of his compensation for 2012 in his comparison group, depends on his 2012 cash bonus payment (which paid out just above the target value at a 1.12 factor for the year), and the extent to which the restricted stock unit awards ultimately will vest, and the value of our stock at that time.

Other Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Although comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package, we present comparison data here for the shareholders’ information.

Assuming that cash bonuses paid out at a 1.0 performance factor for the year and performance-based equity also vested at the target 1.0 factor, each of the other named executive officers would receive total compensation below the 50th percentile level for comparable jobs. In the event that we were to earn a 2.0 payout under our cash bonus plans and the 2012 equity awards vest at their maximum levels, including performance-based restricted stock unit awards vesting at 200% of target, the total compensation for the other named executive officers would be between the 50th and 75th percentiles for comparable positions.

It should be noted, however, that the ultimate value of these awards (if any) remains dependent on the executive remaining with the company for the required time period, our achieving the applicable performance goals, and the value of the stock at the time of vesting. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.

Changes for 2013

Our compensation program for the named executive officers for 2013 includes the following significant changes:

Performance-Based Restricted Stock Unit Awards. In March 2013, the Committee awarded performance-based units tied to our insurance results that will have a maximum vesting value of 250% of the target number of units awarded, instead of the 200% maximum that applied to similar awards in 2012. Subject to the terms of the award, the increased maximum value will be earned if the company achieves growth in direct written premium that is 3.5 percentage points or more higher than the overall insurance market for the three-year performance period (2013 through 2015). A 3.0 percentage point spread over the market will continue to be the threshold for a 200% vesting value, as under the 2012 awards. Also consistent with prior awards, the vesting event will occur only if, prior to expiration of the award, the company achieves a 96 or better combined ratio for the 12-month period preceding the Committee’s certification of the performance results. This change is being implemented to provide incentives to our executive management team for higher levels of performance and to enhance the competitiveness of the compensation packages for executives when justified by excellent performance results.

Other Equity Plan Changes. In December 2012, the Board of Directors approved an amendment to our 2010 Equity Incentive Plan that will apply to awards of restricted stock units made to our named executives and other equity plan participants in or after March 2013. These changes, which will not affect outstanding awards, include the following:

•

For time-based awards, 50% of each unvested award will vest when the individual first satisfies the eligibility requirements for a qualified retirement (discussed in more detail below under “Retirement”) and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement or death. Under the current plan, one-half of unvested time-based awards held by qualified retirement eligible participants vest at the time of the individual’s retirement.

•

For performance-based awards, upon achieving eligibility for a qualified retirement, the plan’s provisions relating to the death of a participant will no longer apply. As a result, upon the death of the participant, the participant’s estate will be entitled to retain the then-unvested performance-based awards (subject to the satisfaction of the performance criteria that are a condition to the vesting of the awards) to the same extent as if the employee had voluntarily retired in accordance with the plan provisions. Under the current plan, the estate is entitled to benefit from vesting events that occur during the 12 months immediately following the individual’s death, and all other awards are forfeited.

In addition, the amendment provides that if the Compensation Committee determines that a qualified retirement eligible participant engages in a “disqualifying activity” (such as working for a material competitor of the company or disclosing confidential company information), the disqualification will be effective as of the date of the disqualifying activity (the “disqualification date”). Accordingly, in the event such a determination is made, all outstanding awards will be deemed to be terminated and forfeited as of the disqualification date, and the company has the authority to recover any shares or proceeds that resulted from vesting events occurring after the disqualification date and prior to the date of the Committee’s determination.

OTHER ELEMENTS OF COMPENSATION

Perquisites

We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, Mr. Renwick also uses the company aircraft for his personal travel and that of his spouse when she accompanies him. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2012, we incurred approximately $121,000 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible to pay the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

Mr. Renwick is also provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, he receives a perquisite.

In 2012, our directors, the named executive officers and certain other senior executives, and their spouses or guests, were invited to attend an off-site strategy session that included a series of meetings between management and the Board and regularly scheduled Board and committee meetings. Personal travel for the spouse or guest and certain costs for meals and other activities during the retreat constituted perquisites to the applicable director or executive.

See the “All Other Compensation” column of the “Summary Compensation Table” on page 38 for additional information concerning perquisites.

Deferral Arrangements

The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of bonus income or the vesting of restricted stock or restricted stock unit awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to an executive’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive shares. Deferrals of restricted stock or restricted stock unit awards made in or after March 2005 are required to be invested in Progressive shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under the “Nonqualified Deferred Compensation” table and related disclosures, beginning on page 46.

The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows the executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, if top executives elect to defer time-based equity awards until after they leave Progressive, this program is advantageous to the company to the extent that we otherwise might have lost a tax deduction under Internal Revenue Code Section 162(m) upon the vesting of those awards (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

Retirement

Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”), subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•

As discussed in the preceding section, executives who choose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•

Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans. Under this arrangement, an equity award holder who leaves his or her employment with us after age 55 having satisfied certain years-of-service and other requirements is entitled to (i) have 50% of his or her outstanding time-based equity awards vest immediately upon termination, and (ii) if applicable, retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only upon our achievement of the applicable performance criteria. The qualified retirement provisions are intended to provide a limited benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Renwick, our CEO, is our only named executive officer who has satisfied the requirements for a qualified retirement. For more information about the qualified retirement benefits, see “Qualified Retirement Provisions Under Equity Plans” beginning on page 51.

Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or results from certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Potential Payments Upon Termination or Change in Control” beginning on page 48.

Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would not exceed three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs. These benefits are payable to the named executives upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized below under “Severance” beginning on page 48.

Change-in-Control Benefits under Equity Plans. Beginning with the awards of restricted stock units in March 2010, we modified the rights of recipients in the event of a change in control of the company. Prior awards of restricted stock are still controlled by the change-in-control provisions that we have previously discussed, and a description of those provisions can be found below beginning on page 49 under “Change-in-Control Provisions Under Equity Plans.”

Under the provisions applicable to restricted stock unit awards, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately (sometimes referred to as a “single trigger”) or they may vest only after the executive is terminated or leaves our employ for “good reason” (i.e., a “double trigger”), depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position or responsibilities; a decrease in pay, bonus opportunity, or equity awards; a required relocation; and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

Outstanding restricted stock unit awards will be controlled by the “double trigger” vesting requirements in the following circumstances:

•

If the transaction does not result in the liquidation or cancellation of, or other change to, the company’s stock (e.g., a change of control resulting from an investor purchasing the necessary portion of our common shares or from turnover of our Board of Directors, or where Progressive’s stock is the surviving security in a corporate transaction), then immediate vesting does not occur and all unvested awards remain in effect; and

•

If in a corporate transaction the other company’s stock is the surviving security, then all outstanding time-based awards will be converted into a new equity award with value calculated according to the terms of the transaction, and otherwise on terms and conditions substantially similar to the outstanding award, including vesting requirements.

In such cases, although a change-in-control event would have occurred, outstanding restricted stock unit awards would vest only according to the terms of the applicable award agreement, unless the executive is terminated or leaves the company for good reason within 24 months after the event.

On the other hand, a “single trigger” vesting provision will require immediate vesting upon a change in control under the following circumstances:

•

Any transaction that results in the payment of cash to holders of Progressive’s common stock, as full or partial compensation for their shares, will result in an immediate vesting event and a payout of the appropriate amount of cash to restricted stock unit holders; and

•

If the other company’s stock is the surviving security in a corporate transaction, then all performance-based awards will be immediately vested as of the date of the transaction and the value paid out in cash.

In the event of an immediate vesting relating to performance-based awards, the cash paid will be based on the target number of units comprising the award.

We have adopted these rules based on our assessment of the interplay between the potential outcomes of the various scenarios and the application of Section 409A of the Internal Revenue Code (for additional information about Section 409A, see page 36) as it applies to awards of restricted stock units. We started with a bias to create “double trigger” vesting where appropriate. In the context of cash transactions and performance-based awards, however, it was not possible to impose the double-trigger requirement while also ensuring compliance with Section 409A and maintaining the integrity of the underlying award. In those cases, therefore, we adopted a payout upon the occurrence of a change in control.

The dollar values of benefits that would be payable to the named executive officers upon a change in control under our equity plans are summarized below under “Change-in-Control Provisions Under Equity Plans,” beginning on page 49.

Death or Disability

Each named executive officer (or his or her estate) will retain rights to outstanding restricted stock and restricted stock unit awards upon his or her death or, as to certain awards, permanent disability, to the extent the awards vest during the 12 months immediately following death or disability, and all other restricted stock and restricted stock unit awards are forfeited. This benefit is available to all participants in our equity incentive plans. If the executive had elected to defer bonuses or equity-based awards, he or she (or the estate) would also be entitled to receive distributions from our deferral plan in accordance with the executive’s prior elections and the terms of that plan. The executive (or upon death, his or her dependents) could also be entitled to receive a payout of unused vacation and personal time (earned time benefit), subject to limitations applicable to all employees, and to receive certain health and welfare benefits as prescribed for all employees by federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.

Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

PROCEDURES AND POLICIES

Compensation Committee Decisions

The Compensation Committee makes all final determinations regarding executive compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from our compensation consultants and other third parties, and analyses performed by our Compensation Department and consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.

The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance targets under our Gainsharing program, generally apply to other employees as well.

The Committee has the authority under its charter to hire its own compensation consultants, at our expense. During 2012, the Committee retained Semler Brossy Consulting Group, LLC, on an engagement related to changes proposed for our equity compensation program.

Compensation Comparisons

Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year to year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the experience of an executive in his or her position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons are another factor that enter into this analysis.

For 2012, executive compensation survey data and statistical analyses that we used for our named executive officers (other than our Chief Investment Officer) were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Towers Watson and Aon Hewitt of public companies in the $10 billion to $25 billion revenue range; and

•	Proxy statement data for 37 public companies within close proximity to Progressive on the Fortune 500 list.

The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category were:

Aflac Inc.	Allstate Corp.	Assurant Inc.
Chubb Corp.	CNA Financial Group	Genworth Financial Inc.
Hartford Financial Services Group Inc.	Lincoln National Corp.	Metlife Inc.
Principal Financial Group Inc.	Prudential Financial Inc.	Travelers Companies, Inc.
Unum Group

The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.

The comparisons for our Chief Investment Officer were obtained from compensation surveys published by McLagan, which included comparison data for the individuals in charge of fixed-income investing at 32 insurance companies and 51 investment management/advisory firms.

In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2011 or early 2012, at the time that the Committee was considering 2012 compensation decisions for the named executive officers.

Use of “Tally Sheets”

When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors the reasonableness of its annual compensation decisions for each executive.

In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive’s stock), and we have made no subsequent contributions to increase the value of these accounts. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.

Internal Pay Equity; Wealth Accumulation

We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.

No Tax “Gross-Up” Payments

We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.

Effect of Any Future Financial Restatement; Recoupment

Cash bonuses paid to our executive officers beginning in 2007, and performance-based equity awards granted to executive officers beginning in March 2008, are subject to recoupment by us, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment rights, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 39.

Stock Ownership Guidelines for Executives

Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive stock (or equivalent vested interests, such as shares held on his behalf in our 401(k) or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted stock and restricted stock units) with a minimum value of five times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive stock at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted stock or units with a value of at least three times his or her base salary. Management and the Committee believe that stock holdings under these guidelines, as well as additional, voluntary holdings by executives in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 31, 2012, each of the named executive officers satisfied the applicable guideline.

Prohibitions on Derivatives and Hedging Transactions

Our executive officers and directors are prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our stock or any other Progressive security. In addition, directors and executive officers are prohibited from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, option, collar or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our stock or any other Progressive security.

Timing of Equity Awards

We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards have been made to executive officers only at the time of his or her appointment to or promotion within the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

RELATED CONSIDERATIONS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to each of the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“covered employees”). This deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for covered employees to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the deductibility of compensation paid to covered employees, to the extent consistent with our compensation practices and programs. Accordingly, our equity plans and our 2007 Executive Bonus Plan have been approved by shareholders, and we intend to operate these plans in compliance with the requirements of Section 162(m). Several elements of our compensation program, however, constitute income that is not considered “performance-based” under Section 162(m), including: base salary; the income recognized upon the vesting of time-based restricted stock or restricted stock unit awards; cash bonuses paid under our PCM Bonus Plan; income arising from perquisites; dividends paid on unvested restricted shares and deferred dividends paid out when the underlying shares or units vest; and certain distributions made to a covered employee under our executive deferral plan.

If the total of any covered employee’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to a federal income tax deduction for the amount that exceeds $1 million. Management and the Committee will continue to monitor the actual tax impact of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue or decline to adopt a compensation plan, however, that has a potential negative tax impact under Section 162(m), if we believe that the program in question is appropriate and in the interest of shareholders, including the non-performance-based elements of compensation referred to in the prior paragraph.

In 2012, non-performance-based compensation earned by Mr. Renwick exceeded the $1 million threshold by approximately $999,000. In addition to his salary, this excess was due to a previously scheduled distribution from his deferred compensation account, his receipt of dividends on outstanding restricted stock awards, and his receipt of deferred dividends upon the vesting of other restricted stock and stock unit awards. In addition, Mr. Cody’s non-performance-based compensation exceeded the threshold by approximately $333,000, principally arising from his salary, dividends on equity awards, the vesting of time-based equity awards, and his bonus earned under our PCM Bonus Plan. The other covered employees received non-performance-based compensation in amounts less than $1 million.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award.

Section 409A generally requires that elections to defer compensation must be made no later than the end of the year preceding the year the compensation is earned. Distributions of deferred compensation may be made only upon certain specified events, including death, disability, separation from service, unforeseeable emergency, change in control of the employer, and expiration of a fixed deferral period. Section 409A also includes provisions restricting the ability to accelerate, delay, or change the form of a scheduled distribution of deferred compensation.

Compensation arrangements that meet certain conditions may qualify for an exemption from Section 409A requirements. For example, an arrangement may be exempt from Section 409A if it requires all payments to be made to the individual no later than 2-1/2 months following the end of the year in which the right to the payments was earned and vested. In addition, the arrangement may qualify for exemption if payments under the arrangement do not exceed certain limits and are payable no later than the end of the second year following the year the individual involuntarily separates from service.

We believe that our current plans and programs either qualify for exemption from Section 409A or have been amended or designed to comply with Section 409A requirements.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2013, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman
Roger N. Farah
Jeffrey D. Kelly

COMPENSATION PROGRAMS AND RISK MANAGEMENT

We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. Our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals, and individual employees do not have incentives to focus on other priorities to the potential detriment of the organization.

In addition, we have an annual cash incentive program for our investment professionals, who actively manage our fixed-income portfolio, which represents over 75% of our invested assets. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our bonus plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; bonuses for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one-year and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and bonus results, appropriately addresses the risks attendant to the work of our investment professionals.

In 2012, we also awarded performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, and Chief Investment Officer. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms, similar to the cash bonus plan for our investment professionals described above. We believe that the focus on the three-year results, along with the investment constraints mentioned above, provides appropriate incentives for these executives without creating inappropriate risk.

Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (NEOs) for 2012, who include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), and our three other most highly compensated executive officers. The titles set forth below reflect positions held at December 31, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Glenn M. Renwick	2012	$750,000	$—		$7,500,020	$1,260,000	$140,519	$9,650,539
President and Chief Executive Officer	2011	750,000	—		7,500,007	1,237,500	128,260	9,615,767
	2010	750,000	—		7,500,004	1,265,625	89,929	9,605,558

Brian C. Domeck	2012	458,846	—		1,357,024	642,385	12,000	2,470,255
Vice President and Chief Financial Officer	2011	443,461	—		1,223,768	609,759	12,750	2,289,738
	2010	421,538	—		1,062,532	592,788	12,000	2,088,858

Susan Patricia Griffith	2012	439,615	—		1,232,065	615,462	12,000	2,299,142
Claims Group President	2011	433,462	—		1,131,067	596,010	12,042	2,172,581
	2010	412,308	—		1,037,550	773,078	12,000	2,234,936

John P. Sauerland	2012	439,615	—		1,232,065	615,462	12,000	2,299,142
Personal Lines Group President	2011	433,462	—		1,131,067	596,010	12,000	2,172,539
	2010	412,308	—		1,037,550	773,078	12,657	2,235,593

William M. Cody	2012	399,230	—		880,082	594,853	12,000	1,886,165
Chief Investment Officer	2011	389,230	268,569	[4]	858,048	214,077	12,350	1,742,274
	2010	380,000	356,249	[4]	836,048	178,125	12,000	1,762,422

[1]

Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured at the closing price of our stock on the date of grant. Each unit is equal in value to one common share. With regard to performance-based awards, the fair value represents the target value; however, the ultimate value to the NEO can range from 0-200% of the target amount, depending on performance. For the terms of awards granted in 2012, see the “Grants of Plan-Based Awards” table below and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39. Also, see the “Compensation Discussion and Analysis,” beginning on page 21, as well as Note 9 – Employee Benefit Plans in Progressive’s 2012 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[2]

Amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan for all NEOs, except Mr. Cody who earned a portion of his 2012 amount under our 2012 Progressive Capital Management Bonus Plan (“PCM Bonus Plan”). Amounts reported include, if any, non-equity incentive plan compensation that was deferred in 2013 under our Executive Deferred Compensation Plan (“EDCP”). Further discussion of these plans is included in our “Compensation Discussion and Analysis,” beginning on page 21, below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39, and “Nonqualified Deferred Compensation,” beginning on page 46.

[3]	All Other Compensation for 2012 is comprised of the following:

Name	Employer Contributions[a]	Perquisites		Total All Other Compensation
Glenn M. Renwick	$12,000	$128,519	[b]	$140,519
Brian C. Domeck	12,000	—		12,000
Susan Patricia Griffith	12,000	—		12,000
John P. Sauerland	12,000	—		12,000
William M. Cody	12,000	—		12,000

[a]

Represents employer matching contributions made during 2012 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.

[b]

Includes $120,800 in incremental costs for Mr. Renwick’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work, and for his spouse’s attendance at an off-site strategy session.

[4]	Represents non-plan cash bonuses based on the performance of our fixed-income investment portfolio.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2012 under the 2007 Executive Bonus Plan and the PCM Bonus Plan (non-equity incentive plan awards), as well as restricted stock units awarded in 2012 under The Progressive Corporation 2010 Equity Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS IN 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	3/15/2012				0[3]	327,226[3]	654,452[3]	$7,500,020
Brian C. Domeck	N/A	$0	$573,558	$1,147,116
	3/15/2012					20,070[4]		$460,004
	3/15/2012				0[3]	39,137[3]	78,274[3]	897,020
Susan Patricia Griffith	N/A	$0	$549,519	$1,099,038
	3/15/2012					19,200[4]		$440,064
	3/15/2012				0[3]	34,555[3]	69,110[3]	792,001
John P. Sauerland	N/A	$0	$549,519	$1,099,038
	3/15/2012					19,200[4]		$440,064
	3/15/2012				0[3]	34,555[3]	69,110[3]	792,001
William M. Cody	N/A	$0	$499,038	$998,076
	3/15/2012					17,454[4]		$400,046
	3/15/2012				0[3]	20,944[3]	41,888[3]	480,036

N/A	= Not Applicable

[1]

The amount of non-equity incentive plan compensation earned by the named executive officers during 2012 is included in the “Summary Compensation Table” on page 38. Further description of these plans is provided in the “Compensation Discussion and Analysis,” beginning on page 21 and the following narrative disclosure.

[2]

Awards are valued at the closing price on the date of grant, March 15, 2012, which was $22.92 per share. The target amount of performance-based restricted stock unit awards granted represents the number of restricted stock units used to determine grant date fair value.

[3]

Represents the number of shares covered by performance-based restricted stock unit awards. These awards will vest from 0-200% of the target award only if and when pre-established performance goals are attained. See the following narrative disclosure for further details.

[4]	Represents the number of shares covered by time-based restricted stock unit awards. In 2012, Mr. Renwick did not receive a time-based restricted stock unit award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. As of December 31, 2012, none of the named executive officers had an employment agreement with Progressive.

Salary and Bonus Compensation. In total for 2012, salary and bonus compensation (which does not include non-equity incentive plan compensation) comprised approximately 8% of total compensation for Mr. Renwick, 19% for Messrs. Domeck and Sauerland and Mrs. Griffith, and 21% for Mr. Cody.

Non-Equity Incentive Compensation – Insurance Performance. Non-equity incentive compensation for the named executive officers is available under our 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each named executive officer, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2012, Mr. Renwick’s target percentage for non-equity incentive compensation was

150% of salary; the target percentage was 125% of salary for Messrs. Domeck and Sauerland and Mrs. Griffith, and Mr. Cody received a target valued at 50% of his salary under this plan (as discussed below, Mr. Cody received an additional target of 75% of salary under our PCM Bonus Plan).

Under the 2007 Executive Bonus Plan, the performance factor is determined for all named executive officers after the end of each year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee of the Board of Directors. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable performance factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to be eligible to receive the bonus for that year. Bonuses are paid in early February in the ensuing year, after the appropriate approvals and certifications are received from the Compensation Committee.

For 2012, each of the named executive officers earned his or her bonus solely under the 2007 Executive Bonus Plan using performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results (the “core business”), other than Mr. Cody, whose additional bonus opportunity relating to the performance of our fixed-income investment portfolio is discussed below. The core business was defined to include the Agency auto business, the Direct auto business, the special lines business, and the Commercial Auto business.

The performance factor for the core business for 2012 was calculated as follows:

•

A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, special lines, and Commercial Auto business units. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit. In each case, profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to the number of “policies in force” for each business unit.

•

Two separate Gainsharing matrices were established for the Direct auto business unit. One Direct auto matrix was based on the number of new insurance policies written during the year, as compared with the prior year (the “new” matrix), and the other Direct auto matrix was based on the retention rate for policies in existence at the beginning of the year (the “renewal” matrix). Each matrix assigned a performance score between 0.0 and 3.0 to various combinations of growth and profitability for the applicable component (new or renewal) of the business unit, although the Direct auto business unit as a whole could not achieve a score in excess of 2.0. As with the matrices described above, profitability was determined by the GAAP combined ratio and growth was measured using policies in force.

•

Actual growth and profitability performance results for each of the Agency auto, special lines, and Commercial Auto business units, and for the new and renewal components of the Direct auto business unit, were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit. In the case of Direct auto, the actual performance results for the new and renewal components of the business unit were compared to the applicable matrix to generate a score, and those results were combined based on a formula pre-established by the Committee to calculate the overall score for the Direct auto business unit.

•

The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce a performance factor for the core business as a whole.

In 2012, the performance factor for the core business determined according to these criteria was 1.12. The following table presents the overall 2012 growth and profitability data for the business units that comprised our core business, and for our insurance operations on a companywide basis.

Business	GAAP Combined Ratio[1]	Increase in Policies in Force
Agency	95.8	3%[2]
Direct	95.4	4%[2]
Special lines	—	4%
Commercial Auto	94.8	2%
Companywide insurance operations[3]	95.6	4%

[1]

Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Includes only auto policies in force.

[3]

Includes certain operations (principally, businesses that are currently in run off) that are excluded from the definition of “core business” under the plan and represent less than 1% of our premium volume.

Using actual performance results for the year and the matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the core business as a whole:

Business	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	1.21	45%	.55
Direct auto	1.07	37%	.40
Special lines	1.04	8%	.08
Commercial Auto	.91	10%	.09
Performance Factor			1.12

The 2012 Gainsharing bonuses for each of the named executive officers was calculated using the 1.12 performance factor. The amounts of those payments are included in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Mr. Cody also received a bonus under the PCM Bonus Plan described below.

Under our 2007 Executive Bonus Plan, bonuses paid to executives will be subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, he or she would be required to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover such amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, our ability to recoup any bonuses paid under the prior plans if such a restatement were to occur would depend on the availability of general legal and equitable remedies under state or federal law.

Non-Equity Incentive Compensation — Investment Performance. In addition to his bonus earned under the 2007 Executive Bonus Plan in 2012, Mr. Cody was eligible to earn a separate bonus under our PCM Bonus Plan with a target bonus equal to 75% of his 2012 salary. His bonus under this plan for 2012 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary. Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio for the current year and over the trailing three-year period, on a total return basis, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile

The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. In the end, the Committee has the discretion based on its evaluation, to accept the indicated performance score, decrease it, or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to our investment professionals accordingly.

For 2012, we achieved a total return in our fixed-income portfolio of 5.71%, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio, which ranked us in the 75th percentile of the benchmark group of 173 comparable investment firms. For the three years ending on December 31, 2012, our fixed-income portfolio earned a cumulative return of 17.30%, ranking us in the 44th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 1.24 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2012 bonuses under the PCM Bonus Plan using a 1.24 factor as calculated. The amount paid to Mr. Cody under this plan is included in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”

Equity Incentive Plan Awards. In 2012, all of the equity incentive plan awards were granted pursuant to our 2010 Incentive Plan. We granted both time-based and performance-based restricted stock unit awards to the named executive officers, other than Mr. Renwick who received only a performance-based restricted stock unit award. Restricted stock unit awards entitle the holder to receive, upon the satisfaction of all requirements for vesting, one share of Progressive stock in exchange for each unit vesting. Unit awards do not have voting rights, but are entitled to dividend equivalent payments at the time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will be paid to the named executive officers (and other recipients) only if and when the underlying restricted stock unit award vests.

The named executive officers, other than Mr. Renwick, were awarded time-based restricted stock unit awards with a value equal to 100% of their respective salaries. Those awards are scheduled to vest in equal installments on January 1st of 2015, 2016, and 2017, provided that the executive continues to satisfy the vesting requirements at that time.

We also granted performance-based restricted stock unit awards to the named executive officers in 2012. The value of the performance-based awards was determined by the Compensation Committee, also based on a percentage of each individual’s salary and the value of our common shares at the time of grant. Mr. Renwick received an award with a value equal to 1,000% of his salary, while Mr. Domeck received an award with a value equal to 195% of his salary, Mrs. Griffith and Mr. Sauerland received awards with a value equal to 180% of his or her respective salary, and Mr. Cody received an award with a value equal to 120% of his salary. For Messrs. Renwick, Domeck, and Cody a portion of their awards is tied to the performance of our fixed-income investment portfolio, as further described below.

As to 85% of Mr. Renwick’s performance-based awards (representing 850% of his salary), 90% of Mr. Domeck’s award (175% of his salary), and 42% of Mr. Cody’s award (50% of his salary) and the entire performance-based award to each other NEO, the awards will vest if and to the extent that the compounded annualized growth of our personal and commercial auto businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2014 (whether positive or negative) exceeds the aggregate personal and commercial auto insurance market’s growth rate (excluding Progressive) over that period (in each case, determined using A.M. Best data), and our combined ratio is 96 or lower for the 12-month period preceding the Committee’s required certification of those performance results. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three percentage points or more	200% of the target number of units will vest; this is the maximum possible award value

If our growth rate exceeds the market growth rate by more than two but less than three percentage points

Between 100% and 200% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.2 percentage points, then 60% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2017, in order to allow the opportunity to satisfy the profitability goal; the awards will expire and be forfeited if vesting does not occur before that date. Satisfaction of this goal of market outperformance would result in an increase in our market share, which, together with the profitability goal, we believe will benefit all Progressive shareholders over time. These equity awards included substantially similar vesting terms as those made to our executives and other recipients in 2010 and 2011.

As mentioned, a portion of the 2012 performance-based restricted stock unit awards to Messrs. Renwick, Domeck, and Cody have a performance goal which measures the annualized total return of our fixed-income portfolio over a three-year period (2012 through 2014) against the returns of a set of comparable investment funds. A target number of restricted stock units was awarded to Mr. Renwick (valued at 150% of salary), Mr. Domeck (20% of salary), and Mr. Cody (70% of salary), and the number of units that ultimately will vest can vary from 0-200% of the target amount, as described in the table below. These awards, which were used for the first time in 2012 for these three executives, did not increase the size of their respective equity awards but were a portion of the total performance-based awards that otherwise would have been granted to them in 2012.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value

If our ranking is between the 25th and 75th percentile	The target number of units will vest proportionately (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)

If our ranking is at or below the 25th percentile	The award will not vest and is forfeited

All restricted stock awards and restricted stock unit awards are made subject to accelerated vesting pursuant to the “qualified retirement” and “change in control” provisions in our 2010 Incentive Plan. Mr. Renwick is the only NEO who has met all of the requirements for qualified retirement benefits under the plan. See “Potential Payments Upon Termination or Change in Control” beginning on page 48 for further discussion of these plan provisions.

The performance-based equity awards made in 2012 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date.

Further discussion of our compensation strategy and plans can be found in the “Compensation Discussion and Analysis,” beginning on page 21.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the unvested restricted stock and restricted stock unit awards outstanding under our 2003 and 2010 Incentive Plans. The value of the equity awards is calculated using $21.10 per share, the closing price of Progressive shares on the last business day of 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Stock or Unit Awards[1]
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Glenn M. Renwick	246,361	[2]	$5,198,217	246,358	[3]	$5,198,154
	—		—	2,257,198	[4]	47,626,878
Brian C. Domeck	—		—	102,564	[3]	2,164,100
	—		—	247,944	[4]	5,231,618
Susan Patricia Griffith	—		—	100,442	[3]	2,119,326
	—		—	254,364	[4]	5,367,080
John P. Sauerland	—		—	100,497	[3]	2,120,487
	—		—	233,399	[4]	4,924,719
William M. Cody	—		—	91,977	[3]	1,940,715
	—		—	200,375	[4]	4,227,913

[1]	Amounts include restricted stock awards and restricted stock unit awards, including additional units credited upon the reinvestment of dividend equivalents for awards made in 2010 through 2012.

[2]

Represents time-based restricted equity awards that have been earned by Mr. Renwick under the “qualified retirement” provisions of the 2003 Incentive Plan (see “Qualified Retirement Provisions under Equity Plans” below); such shares will vest upon the earlier of the vesting dates defined in the restricted equity award agreements (see table below) or Mr. Renwick’s separation from the company.

[3]

Represents time-based restricted stock awards or restricted stock unit awards. Except as noted, awards are scheduled to vest on January 1 of the third, fourth, and fifth years after the grant date. Following are the applicable vesting dates for those awards:

Name	1/1/2013	1/1/2014	1/1/2015	1/1/2016	1/1/2017	Total
Glenn M. Renwick[a]
Earned awards (see note 2 above)	194,277	52,084	—	—	—	246,361
Unearned awards	194,275	52,083	—	—	—	246,358
Brian C. Domeck	28,670	28,392	23,781	14,720	7,001	102,564
Susan Patricia Griffith	28,403	28,006	23,092	14,243	6,698	100,442
John P. Sauerland	28,458	28,006	23,092	14,243	6,698	100,497
William M. Cody	26,655	25,423	20,956	12,854	6,089	91,977

[a]	Mr. Renwick’s 2010 award vested in full on January 1, 2013. Mr. Renwick was not given a time-based award in 2011 or 2012.

[4]

The following table presents the number of outstanding performance-based restricted stock or restricted stock units, including reinvested dividend units, if applicable, for each of the named executive officers, by year of grant. Awards granted in 2004 and 2009 vested during 2012. The totals for awards made in 2010 through 2012 reflect the company’s expectation of the number of units that will vest, as described in the applicable note below.

	Grant Year
Name	2005	2006	2007	2008	2010	2011	2012	Total
Glenn M. Renwick	166,280	141,640	178,655	236,740	410,940	780,489	342,454	2,257,198
Brian C. Domeck	2,800	2,360	15,245	23,990	81,550	81,041	40,958	247,944
Susan Patricia Griffith	13,960	12,460	16,675	23,045	79,630	72,431	36,163	254,364
John P. Sauerland	3,100	2,840	15,245	23,990	79,630	72,431	36,163	233,399
William M. Cody	14,420	13,220	17,390	26,390	58,332	48,704	21,919	200,375

Following are the performance criteria that must be achieved to enable the performance-based restricted equity awards to vest for the year of grant indicated (NPE=Net Premiums Earned; DPW=Direct Premiums Written; CR=Combined Ratio; FTE=Fully Taxable Equivalent):

	Target		Expiration Date[a]
Grant Year	Growth ($ in billions)	CR
2005	NPE of $17.5	96	12/31/2014
2006	NPE of $20.0[b]	96	12/31/2015
2007	NPE of $19.0	96	12/31/2016
2008	NPE of $16.5	96	12/31/2017
2010	DPW 2% > market (over a 3-year period)[c]	96	1/31/2015
2011	DPW 2% > market (over a 3-year period)[d]	96	1/31/2016
2012	DPW 2% > market (over a 3-year period)[e]	96	1/31/2017
2012	Fixed-income portfolio FTE Total Return (over a 3-year period)[f]	N/A	3/15/2015
N/A = Not Applicable

[a]	If these objectives are not achieved prior to the applicable expiration date, the awards will be forfeited.

[b]

In 2009, the company determined it was unlikely this target would be met before award expiration. As such, all previously recognized expense was reversed; however, the shares will not be forfeited by the employee until expiration.

[c]

Performance-based restricted stock unit awards granted in 2010 will fully vest, if at all, only if the company’s DPW growth rate measured by annual growth between December 31, 2009 and December 31, 2012 exceeds the growth rate of the auto insurance market as a whole (excluding Progressive’s results) over that same period by a 2% margin with a CR of 96 or less over the most recent 12 months, based on A.M. Best data. These awards can vest ratably from between 100% and 200% of the initial award value if the company’s compounded annual growth rate exceeds the market’s growth rate by between two percentage points and three percentage points. If the company’s compounded growth rate exceeds the market’s growth by less than 2%, a ratable portion of the award will vest. In the event that the growth goal is satisfied for the three-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2015 in order to allow the opportunity to satisfy the profitability goal. At December 31, 2012, the company expects this award to fully vest at 200% of the target value, based on our performance through 2012 and our estimate of industry growth rates over the performance period.

[d]

Performance-based restricted stock unit awards granted in 2011 have generally the same terms as the 2010 awards, except the measurement period for growth is December 31, 2010 through December 31, 2013. The award will remain open, if necessary, until January 31, 2016, in order to allow the opportunity to satisfy the profitability goal. At December 31, 2012, the company expects this award to vest at a value above the target amount awarded, and pursuant to the applicable regulations, the amount shown above represents the maximum award value.

[e]

Performance-based restricted stock unit awards granted in 2012 have the same award terms as the 2010 awards except the measurement period for growth is December 31, 2011 through December 31, 2014. The award will remain open until January 31, 2017 in order to allow the opportunity to satisfy the profitability goal. For additional information on the 2012 awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39. At December 31, 2012, the company expects this award to vest at the target value, and the target value is accordingly shown above.

[f]

Performance-based restricted stock unit awards with investment results criteria granted in 2012 will vest, if at all, only if the company’s fixed-income investment portfolio’s three-year performance is above the 25th percentile of a group of comparable investment firms; vesting at the maximum 200% of the award value will occur if our portfolio ranks at or above the 75th percentile. For additional information on the 2012 awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39. At December 31, 2012, the company expects this award to vest at the target value and the target value is accordingly shown above.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock awards during 2012. For each named executive, the amounts shown were comprised of one-third of each of the time-based awards granted in 2007, 2008, and 2009 (vested on 1/1/12 at $19.52 per share), and the vesting in full of performance-based awards originally granted in 2004 (vested on 3/14/12 at $22.71 per share) and 2009 (vested on 7/12/12 at $19.70 per share).

OPTION EXERCISES AND STOCK VESTED DURING 2012
	Restricted Stock Awards
	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)		($)
Glenn M. Renwick	733,395	[1]	$14,940,770
Brian C. Domeck	67,035		1,324,453
Susan Patricia Griffith	76,933		1,552,658
John P. Sauerland	65,651		1,297,790
William M. Cody	73,004	[1]	1,475,394

[1]

All of Mr. Renwick’s and 13,820 of Mr. Cody’s restricted awards were deferred pursuant to the EDCP. No distribution date was specified by the participant; therefore, distributions will commence six months after separation from the company in 10 annual installments.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2012, as well as each NEO’s aggregate ending balance in the EDCP at December 31, 2012. Participation in the EDCP is voluntary; all NEOs have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and restricted equity awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is credited to the EDCP when the applicable bonus has been earned and otherwise would have been paid. Deferral elections for both time-based and performance-based restricted equity awards pertain to the award made in that year and partial deferrals are not allowed; credits are made to the EDCP at each vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2012

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year-end[4]
Name	($)	($)	($)	($)	($)
Glenn M. Renwick	$16,178,270	$—	$7,433,303	$246,000	$63,883,568
Brian C. Domeck	304,880	—	160,212	—	1,745,212
Susan Patricia Griffith	—	—	67,263	—	499,406
John P. Sauerland	—	—	70,459	—	641,368
William M. Cody	313,852	—	413,363	16,534	3,411,543

[1]

Amounts contributed in the last fiscal year are not included in the 2012 information reported in the Summary Compensation Table on page 38, since these contributions resulted from: (i) time-based restricted stock awards that vested on January 1, 2012 from awards that were originally granted in 2007, 2008, and 2009; (ii) performance-based awards granted in 2004 and 2009; and (iii) non-equity incentive compensation earned in 2011.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.

[4]

Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted stock awards, either time-based or performance-based. For Messrs. Renwick, Domeck, and Cody the amounts previously reported in our Summary Compensation Table from 2006 through 2012 were $19,375,809, $520,975, and $219,201, respectively. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan, as well as all of their restricted stock and restricted stock unit awards that were granted under the 2003 Incentive Plan or 2010 Incentive Plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. The trust has 17 mutual funds, as well as Progressive common shares, as deemed investment choices under the plan. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted stock and restricted stock units awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.

Amounts equal to the deferred cash bonuses or restricted equity awards are deposited by Progressive into the trust at the time that the bonus otherwise would be paid to the participant or the restricted equity awards would vest. We make no matching contributions or additional deposits on behalf of any participant. To secure our future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2012:

Fund	One-Year Performance As of 12/31/2012 (%)
American Advantage Small Cap Value Fund—Institutional Class	16.52
Fidelity Diversified International Fund—Class K	19.61
Fidelity Low Priced Stock Fund—Class K	18.66
Fidelity Mid-Cap Stock Fund—Class K	15.12
Fidelity Retirement Money Market Fund	0.01
John Hancock Small Company Fund—Class A	10.29
Oakmark Equity and Income Fund—Institutional Class	9.05
PIMCO Total Return Institutional Fund	10.36
Templeton World Fund—Class A	19.40
The Progressive Corporation Stock Fund	15.45
Vanguard Growth Index Fund—Institutional Class	17.04
Vanguard Institutional Index Fund	15.98
Vanguard Mid-Cap Index Fund—Institutional Class	16.01
Vanguard Small-Cap Index Fund—Institutional Class	18.26
Vanguard Total Bond Market Institution Fund	4.18
Vanguard Total International Stock Fund	18.28
Vanguard Value Index Fund—Institutional Class	15.20
Wasatch Small Cap Growth Fund	16.95

Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change-in-control payments for restricted stock awards under our 2003 Equity Incentive Plan, as described in the next section. For post-2004 deferrals, the plan has been revised to reflect the change-in-control definition required by Section 409A of the Internal Revenue Code.

Participants are permitted to change the schedule for certain distributions if they give at least 12 months notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which awards will be deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participant’s respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

The following table highlights the benefits that may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of the employee’s employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (excluding retirement)	—	—	—	—	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Retirement – nonqualified	—	—	—	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death or disability	—	—	—	✓	✓

[1]

This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]

Depending on the type of the award and nature of the change-in-control event, these awards either will be subject to a “single trigger” provision (i.e., vesting occurs immediately upon occurrence of the change-in-control event), or a “double trigger” provision (i.e., vesting occurs only if, within 24 months after the event takes place, the award recipient is terminated or leaves the company’s employ for “good reason”). See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]

An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred annual non-equity incentive compensation or equity-based awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]

Under our equity plans, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans) or by reason of the participant’s death or, in certain cases, disability. A “qualified retirement” and an involuntary termination without cause may occur at the same time.

The significant provisions of our executive separation allowance plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” severance, and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).

Severance. Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our named executive officers, other executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if:

•	his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); and

•	the employee signs a termination and release agreement as required by the plan.

The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three years of the executive’s base salary only at the time of termination. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and certain other covered employees will have the right to receive a severance payment in accordance with the formula described above, if during the three-year period after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change (defined below).

For purposes of the plan, the definition of “change in control” incorporates the definition from our equity incentive plans for employees (described below). The term “job change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location, or number of scheduled work hours.

The following table summarizes the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2012, under circumstances requiring payments from the executive separation plan:

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$15,924
Brian C. Domeck	1,380,000	20,432
Susan Patricia Griffith	1,320,000	19,501
John P. Sauerland	1,320,000	20,735
William M. Cody	1,200,000	19,501

Upon the termination of employment of our CEO, any other NEO, or another executive officer due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

Change-in-Control Provisions Under Equity Plans. Benefits also are provided to NEOs and other holders of equity awards under our equity plans upon the occurrence of a change in control or, in the case of previously granted restricted stock awards only, a potential change in control, as defined in those plans.

Restricted Stock

Under our 2003 Incentive Plan, the Board of Directors has the authority to “override” change-in-control benefits applicable to awards of restricted stock made prior to March 2010, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of restricted stock awards in an amount equal to the value of the outstanding awards upon the occurrence of any change in control or a potential change in control, as described below. These provisions apply to unvested restricted stock awards, including both time-based and performance-based awards.

A change in control would be deemed to occur upon the occurrence of any of the following events, unless the Board approves the change prior to either: (i) the commencement of the applicable events, or (ii) the commencement of a tender offer for our stock:

•	acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

For awards made in or after March 2007, a potential change in control would be deemed to occur upon the acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a potential change in control has occurred.

For restricted stock awards made prior to March 2007, a potential change in control would include, in addition to an event described in the immediately preceding paragraph, the approval by shareholders of an agreement, the consummation of which would constitute a change in control (as described above), unless the Board approved such change prior to its commencement. In 2007, the Board modified our 2003 Incentive Plan to remove this triggering event for awards made in or after March 2007.

Restricted Stock Units

Beginning with awards of restricted stock units in March 2010, we modified the rights of award recipients in the event of a change in control of the company. For such awards, the definition of “change in control” has been revised to reflect a narrower range of triggering events (and a “potential change in control” will no longer trigger benefits), and we have introduced the requirements of a loss of job or other adverse employment action in certain circumstances before benefits are triggered.

Under the new provisions, a “change in control” is deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of the company’s assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon any change-in-control event, outstanding restricted stock units may vest immediately (sometimes referred to as a “single trigger”) or, alternatively, only after the executive is terminated or leaves the company’s employ for “good reason” (i.e., a “double trigger”), depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position, or responsibilities; a decrease in pay, bonus opportunity, or equity awards; a required relocation; and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

Outstanding restricted stock unit awards will be controlled by the “double trigger” vesting requirements in the following circumstances:

•

if the transaction does not result in the liquidation or cancellation of, or other change to, the company’s stock (e.g., a change of control resulting from an investor purchasing the necessary portion of our common shares or from turnover of our Board of Directors, or where Progressive’s stock is the surviving security in a corporate transaction), then immediate vesting does not occur and all unvested awards remain in effect; and

•

if in a corporate transaction the other company’s stock is the surviving security, then all outstanding time-based awards will be converted into a new equity award with an equivalent value and substantially similar terms and conditions, including vesting requirements.

On the other hand, a “single trigger” vesting provision will require immediate vesting upon a change in control under the following circumstances:

•

any transaction that results in the payment of cash to holders of Progressive’s common stock will result in immediate vesting of restricted stock units and a payout of the appropriate amount of cash to the holders; and

•

if the other company’s stock is the surviving security in a corporate transaction, then all performance-based awards will be immediately vested as of the date of the transaction and the value paid out in cash.

In the event of an immediate vesting event relating to performance-based awards, the cash payment will be based on the target number of units comprising the award.

The following table quantifies each NEO’s benefits under our equity incentive plans, if a change in control had occurred and a payment had been required under the applicable plan on December 31, 2012:

Name	Payments on Unvested Restricted Stock Unit Awards[1]	Payments on Unvested Restricted Stock Awards[2]	Total Payments
Glenn M. Renwick	$24,130,784	$23,819,124	$47,949,908
Brian C. Domeck	4,084,906	1,839,750	5,924,656
Susan Patricia Griffith	3,829,010	2,301,930	6,130,940
John P. Sauerland	3,829,010	1,856,208	5,685,218
William M. Cody	2,918,232	2,377,518	5,295,750

[1]

Includes time-based and performance-based restricted stock units, plus reinvested dividend equivalents. Performance-based units are valued at their target amount, which is the payout amount which would occur upon a change in control described above.

[2]

Includes, with respect to restricted stock awards made in or after March 2007, amounts equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted stock awards.

Qualified Retirement Provisions under Equity Plans. Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment under our incentive compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements (described below) generally:

•	receive 50% of unvested time-based restricted stock and restricted stock unit awards then outstanding (with the remaining 50% being forfeited); and

•

retain 50% of unvested performance-based restricted stock and restricted stock unit awards that will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% are forfeited).

For all awards made prior to March 2008, a “qualified retirement” requires the equity award holder to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. For awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with Progressive at the time of retirement. In addition, for restricted stock units issued on or after March 2010, to be eligible, the participant must have received an acceptable evaluation in his or her most recent performance evaluation.

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him, a group that includes the other four NEOs, provides from 12 to 14 months of notice of his or her intention to leave employment, he or she will retain 100% of his or her unvested performance-based restricted equity awards (not just 50% as stated above), although such performance-based equity awards will vest only if and when the applicable performance goals are achieved prior to expiration.

The rights conferred by these provisions may be limited or forfeited if the Compensation Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•

directly or indirectly being an owner, officer, employee, advisor, or consultant to a company that competes with Progressive, its subsidiaries, or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries, or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the executive; or

•

failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

As of December 31, 2012, the only NEO who was eligible for qualified retirement treatment was Mr. Renwick. The table below shows the value of his qualified retirement benefits, if he had retired on December 31, 2012. For performance-based awards, we show separately the range of values he could earn, first, assuming that he did not provide the 12 to 14 month notice as described above, and then assuming that he had provided such notice of his intended retirement on a timely basis.

Name	Value of Qualified Retirement Benefits[1] (As of 12/31/12)
	Time-Based Equity Awards	Performance-Based Equity Awards[2]
		Retirement Without Notice		Retirement With Notice
		Minimum	Maximum[3]	Minimum	Maximum[3]
Glenn M. Renwick	$5,625,678	$0	$28,246,997	$0	$56,493,990

[1]	Includes deferred dividends and reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]

Value depends on whether, and for awards made in 2010 and after the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Outstanding Equity Awards” table beginning on page 44 for more information.

[3]

Assumes all outstanding awards vest in full. As discussed above, we have determined that the 2006 performance-based restricted stock award is not likely to vest prior to its expiration; if this award does not vest, the maximum values would be $26,752,695 for retirement without notice and $53,505,386 for retirement with notice.

Other Termination Provisions Under Equity Plans. Under our equity plans, if an equity award recipient, including the executive officers, resigns (including retirement, other than a “qualified retirement” as discussed above), is discharged without cause (as defined in the plan), or is involuntarily terminated (e.g., reduction in force), the employee would forfeit any unvested restricted stock and restricted stock unit awards, both time-based and performance-based. Termination of the executive for cause would result in the forfeiture of all unvested restricted stock and restricted stock units.

For restricted equity awards, to the extent a participant’s employment is terminated due to death (or, in the case of a restricted stock awards only, due to disability), including the executive officers, (i) any time-based awards scheduled to vest within one year of the date of death (or, if applicable, disability) will vest immediately upon the termination event, and (ii) any performance-based awards that achieve the applicable performance criteria within one year from the date of death (or, if applicable, disability) will vest on such date; all other time-based and performance-based awards will be forfeited.

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2012, was comprised of time-based restricted stock awards.

DIRECTOR COMPENSATION

YEAR ENDED DECEMBER 31, 2012

Restricted Stock Awards/Total[1]
Name	($)
Stuart B. Burgdoerfer	$200,002
Charles A. Davis	210,003
Roger N. Farah	190,001
Lawton W. Fitt	205,002
Stephen R. Hardis	215,004
Jeffrey D. Kelly	95,016
Peter B. Lewis	260,009
Heidi G. Miller, Ph.D.	200,002
Patrick H. Nettles, Ph.D.	215,004
Bradley T. Sheares, Ph.D.	200,002

[1]

Represents grant date fair value of restricted stock awards. Restricted stock is the sole compensation received by directors. The following table presents the time-based restricted stock awards granted to non-employee directors in 2012, along with the grant date fair value of such awards. Except as noted, awards were made on April 20, 2012, and valued based on that day’s closing price of $21.37.

	Awarded in 2012 and Aggregate Number of Shares at December 31, 2012
Name	Restricted Stock Awards (#)		Grant Date Fair Value ($)
Stuart B. Burgdoerfer	9,359		$200,002
Charles A. Davis	9,827		210,003
Roger N. Farah	8,891		190,001
Lawton W. Fitt	9,593		205,002
Stephen R. Hardis	10,061		215,004
Jeffrey D. Kelly	4,280	[a]	95,016
Peter B. Lewis	12,167		260,009
Heidi G. Miller, Ph.D.	9,359		200,002
Patrick H. Nettles, Ph.D.	10,061		215,004
Bradley T. Sheares, Ph.D.	9,359		200,002

[a]

Mr. Kelly received a restricted stock award of 4,280 on October 12, 2012, valued on that day’s closing price of $22.20, which represents a proration of director compensation for his assignment to the Compensation Committee until the 2013 Annual Meeting.

Narrative Disclosure to Director Compensation Table

Equity-based Awards. Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). The Directors Equity Plan originally authorized the issuance of up to 350,000 common shares. After adjusting for prior awards granted, forfeitures, and our 4-for-1 stock split in May 2006, 570,138 shares remained available for issuance at December 31, 2012. The restricted stock grant value per common share equals the fair market value of the common shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Each non-employee director receives an annual award of restricted stock. Mr. Lewis receives a lump sum restricted stock award as his sole compensation for service as Chairman. The other non-employee directors’ annual awards of restricted stock are determined based on their respective Committee assignments. Restricted stock awards to directors are made under the Directors Equity Plan and, beginning in 2013, are expected to be made in May of each year with an 11-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation in 2012:

Chairman of the Board	$260,000
Audit Committee Chair	215,000
Audit Committee Member	200,000
Compensation Committee Chair	200,000
Compensation Committee Member	190,000
Investment and Capital Committee Chair	200,000
Investment and Capital Committee Member	190,000
Additional Committee Chair[1]	20,000
Additional Committee Assignment[1]	15,000

[1]	Excludes Executive Committee.

Directors Restricted Stock Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares, except amounts attributable to dividend equivalent payments, which will be distributed in cash, in a lump sum or installments, at the time(s) designated by the participating director at the time of election; distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Directors Deferral Plan. Two non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”). Each participant in the Directors Deferral Plan elected to defer retainer and meeting fees earned prior to April 2006. Deferred fees were credited into a stock account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the “Security Ownership of Management” table beginning on page 18, under the headings Beneficially Owned Common Share Equivalent Units and Units Equivalent to Common Shares.

Perquisites. In 2012, directors and their spouses or guests were invited to attend an off-site strategy session with management. Personal travel for a spouse or guest and the costs of certain other activities held during this strategy session may constitute perquisites to the attending directors. Otherwise, we do not provide perquisites to our non-employee directors.

ITEM 2: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM

This proposal presents shareholders with the opportunity to cast a non-binding, advisory vote to approve our compensation program for our executive officers. The company currently conducts non-binding, advisory shareholder votes on its executive compensation program annually and expects to conduct the next such vote at the 2014 Annual Meeting of Shareholders. Our executive compensation philosophy, and our compensation program, plans, and awards for 2012 for our named executive officers, are described above in the Compensation Discussion and Analysis (CD&A), beginning on page 21, and in the accompanying compensation tables and narrative discussions, beginning on page 38.

Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will ultimately drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (comprised principally of salary, annual cash bonus potential, and annual time-based and performance-based equity awards), the Compensation Committee annually sets the details of the applicable compensation awards, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards, resulting in the alignment of our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide minimal perquisites to executives, while including competitive health and welfare benefits and limited income-deferral and severance rights.

Our Board recognizes the fundamental interest our investors have in our executive compensation practices. We value input from our shareholders on these matters and encourage shareholders to contact the Board through one of the methods outlined above under “Communications with the Board of Directors” on page 15 should they have specific points of view or concerns that they would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.

Based on the foregoing, the Board is seeking shareholder approval of the following:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 22, 2013, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussions, is hereby APPROVED.

Vote Required for Approval

If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program as described in the CD&A and the accompanying tables and narrative discussions in this Proxy Statement. Abstentions and unvoted shares will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

On February 12, 2013, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2013 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2013. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2013, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2014.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PwC to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PwC for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•

Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•

Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.

The Committee has not adopted any other policies or procedures that would permit us to engage PwC for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed for the fiscal years ended December 31, 2012 and 2011, by PwC:

Fees	2012	2011
Audit	$1,952,546	$1,792,307
Audit-related	9,740	121,063
Tax	9,492	14,380
Total	$1,971,778	$1,927,750

Audit fees. Amounts include professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting.

Audit-related fees. Amounts include various non-audit research and consultation and, in 2011, the assistance in the issuance of our 3.75% Senior Notes due 2021.

Tax fees. Amounts include fees for tax planning, consultation, and advice.

All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2014 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than November 29, 2013. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between February 15, 2014 and March 17, 2014, together with appropriate supporting information to ensure that they will be considered at our Annual Meeting of Shareholders in 2014. If a shareholder submits such a proposal after March 17, 2014, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after March 17, 2014, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, or by email: investor_relations@progressive.com. Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to the Insurance Institute for Highway Safety and qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2012 did not exceed $2,500 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.

If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, and Code of Business Conduct and Ethics for directors, officers, and employees are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2012 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222 or email at investor_relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 22, 2013

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the 2013 Annual Meeting of Shareholders

The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., local time, on May 16, 2013, and at that meeting, and at any adjournment of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, represented by this proxy, which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN

1.	Elect as directors the nominees listed below, each for a 1-year term:

	Lawton W. Fitt	[ ]	[ ]	[ ]

	Jeffrey D. Kelly	[ ]	[ ]	[ ]

	Peter B. Lewis	[ ]	[ ]	[ ]

	Patrick H. Nettles, Ph.D.	[ ]	[ ]	[ ]

	Glenn M. Renwick;	[ ]	[ ]	[ ]

2.	Cast an advisory vote to approve our executive compensation program;	[ ]	[ ]	[ ]

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and	[ ]	[ ]	[ ]

In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election as director of the five nominees identified in Item 1 and FOR each of the proposals described in Item 2 and Item 3.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 22, 2013, is hereby acknowledged.

Date: , 2013

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.